FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 12, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Record 2011 Production and Revenues;
Positioned For Additional Increases in 2012

Salt Lake City, March 12, 2012 – FX Energy, Inc. (Nasdaq: FXEN) today announced financial results for its fourth quarter and full year of 2011.  The Company reported a net loss for the full year 2011 of $28.5 million, or $0.57 per share, compared to a net loss in 2010 of $0.8 million, or $0.02 per share.  Included in the Company’s yearly results were non-cash foreign exchange losses of $23.4 million and $4.2 million in 2011 and 2010, respectively.  The Company’s operating income decreased to an operating loss of $3.1 million in 2011 from operating income of $4.6 million in 2010.  Most of the change is due to the Company’s increased exploration spending in 2011.

For the fourth quarter of 2011, the Company reported a net loss of $10.1 million, or $0.19 per share, compared to a net loss of $1.8 million, or $0.04 per share, during the same quarter of 2010.  Fourth quarter 2011 results were negatively impacted by $7.6 million in non-cash foreign exchange losses, while non-cash foreign exchange losses reduced the 2010 fourth quarter by only $1.4 million.

Record Oil and Gas Production Leads to Record Revenues

For the full year 2011, the Company reported record oil and gas production of 4,399 million cubic feet of gas equivalent (Mmcfe), or 12.0 million cubic feet of gas equivalent per day (Mmcfed).  This compares to 3,839 Mmcfe (10.5 Mmcfed) during 2010, an increase of 15%.  The Company’s fourth quarter 2011 oil and gas production was 1,134 Mmcfe (12.3 Mmcfed), an increase of 22% from 931 Mmcfe (10.1 Mmcfed) during the same quarter of 2010.  The production increase was due entirely to new production from the Company’s KSK wells in Poland.

Clay Newton, FX’s Vice President Finance, remarked, “Though we are pleased with the major production increase in 2011, production will be even higher in 2012.  To date in 2012, our daily production has averaged 13.5 Mmcfed, up from last year’s average of 12.0 Mmcfed.  Further, our KSK wells and facilities have not yet reached their maximum sustainable production rates.  We expect that these three wells will reach a higher production rate in a few months, followed by another production gain when our Winna Gora well begins producing.  Obviously, our Polish operations are making great strides.”

Mr. Newton continued, “Our increasing production, coupled with upward pressure on natural gas prices in Poland, points to higher revenues and cash flows for 2012.  Higher cash flows and our enhanced liquidity support expanded exploration and development activities in both Poland and the United States.”

The record 2011 production, in combination with slightly higher oil and gas prices, led to record oil and gas revenues of $29.8 million, compared to $22.9 million for 2010, an increase of 30%.  Total revenues rose 42% from $25.0 million in 2010 to $35.4 million in 2011.

The Company’s 2011 average price for natural gas in Poland increased 15% from 2010 levels, averaging $6.19 per thousand cubic feet (Mcf).  Polish gas tariffs were increased by 12.5% during the third quarter of the year.  Oil prices also increased, with prices averaging $83.02 per barrel, up 22% from $68.09 per barrel in 2010.

Record Revenues and Stock Offering Facilitate a Major Increase in Capital Expenditures

The Company’s total capital expenditures, which includes all exploration and development costs, reached $32.5 million, in 2011, compared to $12.1 million in 2010.  Not included in the 2011 figure is approximately $7.2 million spent on the Company’s behalf by a partner to earn into the Company’s Polish concessions, which would bring total 2011 capital expenditures to almost $40 million.  Capital expenditures for 2012 are expected to increase substantially over 2011.

The increased capital expenditures are being funded by the Company’s higher revenues and cash balances.  Following an early 2011 registered direct offering that netted proceeds to the Company of $45.0 million, the Company repaid all amounts outstanding under its $55 million credit facility.  In the fourth quarter of 2011, the Company drew $40 million under its credit facility in view of the unsettled conditions in Europe’s financial sector and to ensure the Company will have adequate funds available for an expected 2012 increase in exploration and development spending.

Fourth Quarter Production Increases Augment Revenues

As mentioned above, the Company recorded a net loss of $10.1 million (including the effects of $7.6 million of non-cash charges) during the fourth quarter of 2011.  Total fourth quarter 2011 production of 1,134 Mmcfe (12.3 Mmcfe/d) was 22% higher than the 931 (10.5 Mmcfe/d) Mmcfe in the fourth quarter of 2010.  Oil and gas revenues were $7.3 million, 20% higher than the $6.1 million recorded in the fourth quarter of 2010.

The production and revenue increases for the quarter were due entirely to new production from the Company’s KSK wells.  A decrease in U.S. dollar-denominated Polish natural gas prices somewhat offset the production increases.  The average gas price in Poland during the fourth quarter of 2011 was $5.95 per Mcf compared to $6.01 per Mcf during the fourth quarter of 2010, even though fourth quarter tariffs in Polish zlotys were 12.5% higher in 2011 than in 2010.  The decrease in U.S. dollar-denominated prices was due to a stronger U.S. dollar during the fourth quarter of 2011.

Exploration Costs Impact Operating Cash

Cash flow from operating activities decreased from $7.2 million during 2010 to cash used in operating activities during 2011 of $0.1 million, a yearly decrease of $7.3 million.  The primary driver of the year-to-year decline was higher exploration spending in 2011.  Exploration costs of $16.6 million during 2011 were more than $13.5 million higher than exploration costs incurred during 2010.  In addition to $16.6 million of exploration costs that were expensed in 2011, the Company also capitalized some $15.9 million in successful exploration, development and facilities costs during 2011.  At December 31, 2011, the Company’s cash balance was approximately $50.9 million.  Working capital was $49.8 million at December 31, 2011 versus $18.2 million at December 31, 2010.  Long-term debt was $40.0 million at the end of 2011.

Non-cash Charges Continue to Vary

The non-cash foreign exchange losses of $23.4 million and $4.2 million for 2011 and 2010, respectively, are included in other income and expense.  The losses come primarily from recognition of losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash figures only, and could be either losses or gains in the future depending upon future exchange rate changes.

Earnings Conference Call Today, Monday, March 12, 2012 at
4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2011 full year and fourth quarter results at 4:30 p.m. Eastern Time.  The call will also include a discussion of the Company’s current operations.  Conference call information is as follows:  Dial-In-Number: 800-263-8506; International: 719-457-2658; Passcode: 8904062.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This press release and the related earnings conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control, including risks and uncertainties as described in the Company’s public filings with the SEC. Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2011 and 2010
(in thousands)

	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$50,859	$19,740
Receivables:
Accrued oil and gas sales	3,446	2,617
Joint interest and other receivables	4,768	2,013
Value-added tax receivable	389	392
Inventory	196	242
Other current assets	542	293
Total current assets	60,200	25,297

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	49,388	38,528
Unproved	3,482	3,320
Other property and equipment	9,968	8,853
Gross property and equipment	62,838	50,701
Less accumulated depreciation, depletion and amortization	(14,942)	(12,327)
Net property and equipment	47,896	38,374

Other assets:
Certificates of deposit	406	406
Loan fees	1,722	2,527
Total other assets	2,128	2,933

Total assets	$110,224	$66,604

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2011 and 2010
(in thousands, except share data)
-Continued-

	2011	2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,736	$5,742
Accrued liabilities	677	1,343
Total current liabilities	10,413	7,085

Long-term liabilities:
Notes payable	40,000	35,000
Asset retirement obligation	1,184	682
Total long-term liabilities	41,184	35,682

Total liabilities	51,597	42,767

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of
December 31, 2011 and 2010; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of
December 31, 2011 and 2010; 52,787,350 and 45,284,527 shares issued
and outstanding as of December 31, 2011 and 2010, respectively	53	45
Additional paid-in capital	219,522	171,167
Cumulative translation adjustment	28,964	14,013
Accumulated deficit	(189,912)	(161,388)
Total stockholders’ equity	58,627	23,837

Total liabilities and stockholders’ equity	$110,224	$66,604

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2011, 2010, and 2009
(in thousands, except per share amounts)

	2011	2010	2009

Revenues:
Oil and gas sales	$29,807	$22,914	$12,772
Oilfield services	5,631	2,099	1,892
Total revenues	35,438	25,013	14,664
Operating costs and expenses:
Lease operating expenses	3,834	3,473	3,478
Exploration costs	16,618	3,038	4,829
Impairment of oil and gas properties	72	564	1,864
Asset retirement obligation gain	(52)	(264)	(529)
Oilfield services costs	4,458	1,550	1,412
Depreciation, depletion and amortization (DD&A)	3,397	2,626	1,602
Accretion expense	68	92	41
Stock compensation	1,744	1,379	1,693
General and administrative costs (G&A)	8,396	7,973	7,257
Total operating costs and expenses	38,535	20,431	21,647
Operating income (loss)	(3,097)	4,582	(6,983)

Other income (expense):
Interest expense	(2,167)	(1,936)	(654)
Interest and other income	188	829	54
Foreign exchange gain (loss)	(23,448)	(4,233)	7,053
Total other income (expense)	(25,427)	(5,340)	6,453

Net loss	$(28,524)	$(758)	$(530)

Basic and diluted net loss per common share	$(0.57)	$(0.02)	$(0.01)

Basic and diluted weighted average number
of shares outstanding	50,262	43,387	42,529

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2011, 2010, and 2009
(in thousands)

	2011	2010	2009
Cash flows from operating activities:
Net loss	$(28,524)	$(758)	$(530)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	3,397	2,626	1,602
Impairment of oil and gas properties	72	564	1,864
Accretion expense	68	92	41
(Gain) loss on property dispositions	44	--	--
Stock compensation	1,744	1,379	1,693
Foreign exchange (gains) losses	23,397	4,238	(8,296)
Common stock issued for services (G&A)	777	636	694
Asset retirement obligation gain	(52)	(264)	(529)
Loan fee amortization	554	971	242
Increase (decrease) from changes in working capital items:
Receivables	(5,241)	(1,809)	1,682
Inventory	(3)	(10)	(21)
Other current assets	(253)	101	58
Other assets	--	(143)	(128)
Accounts payable and accrued liabilities	3,950	(289)	(4,025)
Asset retirement obligations settled	(50)	(85)	(176)
Net cash provided by (used in) operating activities	(120)	7,249	(5,829)

Cash flows from investing activities:
Additions to oil and gas properties	(17,300)	(6,475)	(7,666)
Additions to other property and equipment	(1,221)	(1,339)	(983)
Additions to marketable securities	--	--	(11)
Proceeds from maturities of marketable securities	--	--	4,661
Proceeds from sale of assets	35	--	--
Net cash used in investing activities	(18,486)	(7,814)	(3,999)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	45,041	8,403	--
Proceeds from notes payable, net of deferred loan fees	40,000	32,532	--
Payments of notes payable	(35,000)	(25,000)	--
Payments on loan related to auction-rate securities	--	--	(2,808)
Proceeds from exercise of stock options and warrants	801	157	132
Net cash provided by (used in) financing activities	50,842	16,092	(2,676)

Effect of exchange rate changes on cash	(1,117)	(12)	141

Net increase (decrease) in cash	31,119	15,515	(12,363)
Cash and cash equivalents at beginning of year	19,740	4,225	16,588

Cash and cash equivalents at end of year	$50,859	$19,740	$4,225

The accompanying notes are an integral part of these consolidated financial statements.

F-8

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the years ended December 31, 2011, 2010, and 2009
(in thousands)

		Common Stock			Accumulated
			$0.001	Additional	Other		Total
	Preferred	Shares	Par	Paid-in	Comprehensive	Accumulated	Stockholders’
	Stock	Issued	Value	Capital	Income (Loss)	Deficit	Equity (Deficit)
Balance as of December 31, 2008	--	42,203	$42	$158,075	$17,137	$(160,100)	$15,154
Common stock issued for services and other	--	610	1	694	--	--	695
Exercise of stock options and warrants	--	225	--	132	--	--	132
Stock compensation	--	--	--	1,693	--	--	1,693
Other comprehensive income	--	--	--	--	(6,399)	--	(6,399)
Net loss for year	--	--	--	--	--	(530)	(530)
Balance as of December 31, 2009	--	43,038	$43	$160,594	$10,738	$(160,630)	$10,745
Issuance of common stock	--	1,500	1	8,402	--	--	8,403
Common stock issued for services and other	--	594	1	635	--	--	636
Exercise of stock options and warrants	--	153	--	157	--	--	157
Stock compensation	--	--	--	1,379	--	--	1,379
Other comprehensive income	--	--	--	--	3,275	--	3,275
Net loss for year	--	--	--	--	--	(758)	(758)
Balance as of December 31, 2010	--	45,285	$45	$171,167	$14,013	$(161,388)	$23,837
Issuance of common stock	--	6,900	7	45,034	--	--	45,041
Common stock issued for services and other	--	440	1	776	--	--	777
Exercise of stock options and warrants	--	162	--	801	--	--	801
Stock compensation	--	--	--	1,744	--	--	1,744
Other comprehensive income	--	--	--	--	14,951	--	14,951
Net loss for year	--	--	--	--	--	(28,524)	(28,524)
Balance as of December 31, 2011	--	52,787	$53	$219,522	$28,964	$(189,912)	$58,627